UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 23, 2018

(Date of earliest event report)

WEYERHAEUSER COMPANY

(Exact name of registrant as specified in charter)

Washington	1-4825	91-0470860
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

220 Occidental Avenue South

Seattle, Washington 98104-7800

(Address of principal executive offices)

(zip code)

Registrant’s telephone number, including area code:

(206) 539-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934:

☐	Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Section 5 -       Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On August 24, 2018, the board of directors of Weyerhaeuser Company (“Weyerhaeuser” or the “Company”) appointed Devin W. Stockfish, 45, as Weyerhaeuser’s president and chief executive officer and as a member of the Weyerhaeuser board of directors, effective January 1, 2019. He will replace Doyle R. Simons, who will retire as an officer of the Company and as a member of the Weyerhaeuser board of directors effective January 1, 2019. Mr. Simons will remain employed with the Company as a senior advisor through April 1, 2019.

Mr. Stockfish has been employed in various capacities with Weyerhaeuser since 2013. He served as assistant general counsel from March 2013 through July 2014, and as senior vice president, general counsel and corporate secretary from July 2014 through January 2016. He also served as vice president of Western Timberlands from January 2017 through December 2017, and is currently the senior vice president of Timberlands, overseeing all of Weyerhaeuser’s timberland operations. Before joining the Company, he was vice president and associate general counsel at Univar Inc., where he focused on mergers and acquisitions, corporate governance and securities law. Previously, he was an attorney in the law department at Starbucks Corporation and practiced corporate law at K&L Gates LLP. Before he began practicing law, Mr. Stockfish was an engineer with the Boeing Company.

In connection with his appointment as president and chief executive officer, Mr. Stockfish will receive an annual base salary of $1,000,000 and will participate in the Company’s annual incentive compensation plan for executive officers. For 2019, Mr. Stockfish’s target bonus will be 150% of base salary, with a maximum bonus opportunity of 300%. He will also be eligible to participate in the Company’s long-term incentive program. In February of 2019, Mr. Stockfish will receive a long-term equity incentive award with an aggregate target value of $7 million comprised of the following: (i) a performance share unit award with a target dollar value of $4.2 million that may be earned at 0% to 150% of target over the period commencing on January 1, 2019 and ending on December 31, 2021; and (ii) a restricted stock unit award with a target dollar value of $2.8 million that will vest 25% over four years commencing 12 months after the date of grant.

The Company has also entered into a new severance agreement with Mr. Stockfish, which is to become effective January 1, 2019. The agreement provides for severance benefits if Mr. Stockfish’s employment is terminated outside of a change in control unless the termination is for cause or is the result of the Company’s mandatory retirement policy, death, disability or voluntary termination by Mr. Stockfish. The severance benefit payable under the agreement is an amount equal to: (i) two times the highest rate of his annualized base salary rate in effect prior to termination; (ii) two times his target annual bonus established for the bonus plan year in which the date of termination occurs; (iii) his unpaid base salary and accrued vacation pay through his last day of work; (iv) his earned annual bonus prorated for the number of days in the fiscal year through the date of his termination; and (v) a lump sum payment of ten thousand dollars (net of required payroll and income tax withholding) to assist in paying for replacement health and welfare coverage following the date of termination. Payments under the severance agreement are conditioned on receipt by the Company of a non-competition and release agreement from Mr. Stockfish. The foregoing description of the severance agreement is a summary and is qualified in its entirety by reference to the severance agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 24, 2018, the Weyerhaeuser board also appointed Adrian M. Blocker to replace Mr. Stockfish in the role of senior vice president of Timberlands, effective January 1, 2019. Mr. Blocker has served as senior vice president of Wood Products since January 2015, and previously served as senior vice president, Lumber for Weyerhaeuser from August 2013 to December 2014. He joined the Company in May 2013 as vice president of Lumber. Prior to joining the Company, he held numerous leadership positions in the industry focused on timberlands management, fiber procurement, consumer packaging, strategic planning, business development and manufacturing, including at West Fraser, International Paper and Champion International.

Replacing Mr. Blocker as senior vice president of Wood Products will be Keith J. O’Rear, who currently serves as the vice president of sales and marketing of Wood Products. Previously, Mr. O’Rear was vice president of Wood Products Manufacturing for the Company’s Mid-South region from 2014 to 2017. O’Rear led the Company’s Timberlands operations in Oklahoma and Arkansas from 2013 to 2014, and prior to that he held various manufacturing leadership roles at the Company’s lumber mills in Dierks, Arkansas, and Idabel, Oklahoma. He also led a variety of initiatives for the company in the areas of safety, reliability, strategic planning and large capital projects.

On August 24, 2018, the Company entered into a retention agreement with Russell S. Hagen, senior vice president and chief financial officer of Weyerhaeuser, pursuant to which he will be entitled to receive a one-time retention cash payment of $1 million on March 1, 2020 on the condition that he satisfies the terms and requirements set forth in the agreement. The agreement also provides that the retention payment would be forfeited if, during the retention period, Mr. Hagen were to violate the terms and conditions set forth in the agreement, or if he were to voluntarily terminate his employment or if he were terminated for cause.

In connection with his appointment as senior vice president of Timberlands, Mr. Blocker received a grant of restricted stock units with a target value equal to $2 million, which will vest entirely on December 31, 2021 on the condition that he satisfies the terms and requirements set forth in the agreement. The agreement also provides that the restricted stock units would be forfeited if, during the vesting period, Mr. Blocker were to violate the terms and conditions set forth in the agreement, or if he were to voluntarily terminate his employment or if he were terminated for cause.

The foregoing summary descriptions of the agreements with Messrs. Hagen and Blocker are not intended to be complete and are qualified in their entirety by reference to the complete text of the agreements, copies of which are included as Exhibits 10.2 and 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

On August 27, 2018, Weyerhaeuser issued a press release announcing the changes to its senior leadership team described in this Item 5.02, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year

(a)    Effective August 23, 2018, the Weyerhaeuser board of directors amended and restated the Company’s bylaws (as so amended and restated, the “Bylaws”) primarily to implement proxy access provisions. As amended, the Bylaws permit a shareholder, or a group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two director positions or 20% of the Board, provided that the nominating shareholder(s) and the director nominee(s) satisfy various requirements specified in the Bylaws.

The Bylaws were also amended to: (i) clarify that proposals submitted under Rule 14a-8 of the Securities Exchange Act of 1934 are not subject to the deadlines set forth in the advance notice bylaw provision; (ii) clarify that the Board may set the location of special meetings; and (iii) effect other minor updates to the Bylaws.

The foregoing summary description of the amendments to the Bylaws is not intended to be complete and is qualified in its entirety by reference to the complete text of the Bylaws, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events

On August 23, 2018, the Company issued a press release announcing certain actions relating to its U.S. pension plan, a copy of which is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Section 9 -       Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.    The following items are filed as exhibits to this report.

Exhibit No.	Description

3.1	Weyerhaeuser Company Amended and Restated Bylaws, as amended through August 23, 2018.

10.1	Severance Agreement between Weyerhaeuser Company and Devin W. Stockfish effective January 1, 2019.

10.2	Retention Agreement between Weyerhaeuser Company and Russell S. Hagen dated as of August 24, 2018.

10.3	Restricted Stock Award Agreement between Weyerhaeuser Company and Adrian M. Blocker dated as of August 24, 2018.

99.1	Press Release of Weyerhaeuser Company issued August 27, 2018 reporting certain changes to its senior management team.

99.2	Press Release of Weyerhaeuser Company issued August 23, 2018 reporting certain actions relating to its U.S. pension plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEYERHAEUSER COMPANY

By:	/s/ Kristy T. Harlan
Name:	Kristy T. Harlan
Its:	Senior Vice President, General Counsel and Corporate Secretary

Date: August 27, 2018